Exhibit 99.1

PATHEON REPORTS FOURTH QUARTER AND FULL FISCAL 2012 RESULTS

Underlying business growth of 15.3 percent with strong margin improvements

Completion of the acquisition of Banner Pharmacaps announced Friday

TORONTO (December 17, 2012) – Patheon Inc. (TSX: PTI), a leading provider of contract development and manufacturing services to the global pharmaceutical industry, announced today full year and fourth quarter results for fiscal 2012.

For the full year:

•

Revenues were $749.1 million versus $700.0 million last year, an increase of 7.0 percent. Excluding the $50.3 million benefit from the contract cancellation recorded last year, revenue would have increased by 15.3 percent.

•

Gross profit for the year was $159.3 million compared to $131.8 million last year, an increase of 20.9 percent. Excluding the $50.3 million benefit from the contract cancellation recorded last year, gross profit would have increased by 95.5 percent.

•

The loss before discontinued operations was $106.4 million compared to a loss before discontinued operations of $15.8 million last year. The increase was primarily due to the asset impairment charge of $57.9 million related to the wind down of the Swindon, U.K. facility recorded in the second quarter, and the $36.6 million Canadian tax valuation reserve recorded on the company’s Canadian deferred tax asset in the fourth quarter of fiscal 2012.

•

Adjusted EBITDA was $71.1 million compared to $66.4 million last year, an increase of 7.1 percent. Excluding the $50.3 million benefit from the contract cancellation recorded last year, Adjusted EBITDA would have increased by $55.0 million.

For the fourth quarter:

•

Revenues were $210.0 million versus $181.6 million in the same period last year. Excluding currency fluctuations, revenues would have been approximately 18.7 percent higher than the same period last year.

•	Gross profit was $55.4 million compared to $33.5 million in the same period last year.

•

The loss before discontinued operations was $23.0 million compared to a loss before discontinued operations of $9.8 million in the same period last year. The fourth quarter of fiscal 2012 includes the $36.6 million Canadian tax valuation reserve discussed above.

•	Adjusted EBITDA was $35.9 million compared to $14.5 million in the same period last year.

“We had strong revenue growth throughout the year, and we believe the flow through to Adjusted EBITDA was excellent,” said James C. Mullen, Patheon’s Chief Executive Officer. “Our progress with the core business positioned us to acquire Banner and we are excited to welcome our Banner colleagues to Patheon. We look forward to continued success in executing our strategy in 2013.”

Full Year and Fourth Quarter Operating Results from Continuing Operations

Revenues were $749.1 million for fiscal 2012 versus $700.0 million in the same period last year, an increase of 7.0 percent. Excluding the impact of foreign exchange, revenue would have increased by 10.1 percent.

Commercial manufacturing (“CMO”) revenues for fiscal 2012 were $610.7 million up from $572.6 million for fiscal 2011, an increase of 6.7 percent. Excluding the $50.3 million benefit from the contract cancellation recorded last year, revenue would have increased by 17.0 percent. Pharmaceutical Development Services (“PDS”) revenues for fiscal 2012 were $138.4 million up from $127.4 million for fiscal 2011.

Revenues in the fourth quarter were $210.0 million up from $181.6 million for the same period last year. Excluding currency fluctuations, revenues would have been approximately 18.7 percent higher than the same period of the prior year.

CMO revenues for the fourth quarter were $172.7 million up from $146.9 million for the same period last year, an increase of 17.6 percent. PDS revenues for the fourth quarter fiscal 2012 were $37.5 million up from $34.9 million for the same period last year, an increase of 7.4 percent.

Gross profit for fiscal 2012 was $159.3 million up from $131.8 million in the same period last year. Excluding the $50.3 million benefit from the contract cancellation recorded last year, gross profit would have increased by $77.8 million. The increase in gross profit was primarily due to higher revenue and an improved gross profit margin of 21.3 percent for fiscal 2012 versus 18.8 percent for fiscal 2011. The increase of gross profit was due to savings from our Operational Excellence and Procurement initiatives, a decrease in depreciation expense and the impact of higher volumes.

Gross profit for the fourth quarter was $55.4 million up from $33.5 million in the same period last year. The increase in gross profit was primarily due to higher revenue and an improved gross profit margin of 26.4 percent versus 18.5 percent for the fourth quarter of fiscal 2011. The increase in gross profit margin was due to savings from our Operational Excellence and Procurement initiatives, a decrease in depreciation expense and the impact of higher volumes.

The loss before discontinued operations for fiscal 2012 was $106.4 million or 82.4¢ per share, both basic and diluted, compared to a loss before discontinued operations of $15.8 million or 12.2¢ per share, both basic and diluted, in fiscal 2011. The loss before discontinued operations for fourth quarter was $23.0 million or 17.8¢ per share, both basic and diluted, compared to a loss before discontinued operations of $9.7 million or 7.5¢ per share, both basic and diluted, in fiscal 2011.

Included in the loss before discontinued operations for fiscal 2012 was the asset impairment charge of $57.9 million recorded in the second quarter related to the Swindon, U.K. facility wind down, as well as the $36.6 million Canadian tax valuation reserve recorded on the company’s net Canadian tax assets in the fourth quarter of fiscal 2012. If our Canadian legal entity returns to sustained profitability in future periods the valuation allowance may be reversed.

At the end of fiscal 2012, Patheon had liquidity of $93.8 million from cash and cash equivalents of $39.4 million and $64.4 million from available lines of credit.

2013 Outlook

Patheon recently announced the close of the acquisition of Banner and expects to provide further guidance on the outlook for the combined company in connection with its regularly scheduled earnings call for the first quarter of fiscal 2013.

Conference Call and Webcast Information

Patheon will host a conference call and live internet webcast, along with a slide presentation, today (December 17, 2012) at 8:30 a.m. Eastern Time. Interested parties are invited to access the conference call, via telephone, toll free at 1-888-231-8191 (U.S., including Puerto Rico) and 1-647-427-7450 (Canada and International). Listeners are encouraged to dial in five to fifteen minutes in advance to avoid delays. Interested parties may access the accompanying slide presentation and live internet webcast of the conference call on Patheon’s company website at http://ir.patheon.com/events.cfm.

A telephone replay of the conference call will be available between December 17, 2012 and December 24, 2012 by dialing 1-855-859-2056 (toll free) or 1-403-451-9481, and by entering identification number 73696786, followed by the number key. The internet webcast and slide presentation will be archived at http://ir.patheon.com/events.cfm.

About Patheon

Patheon Inc. (TSX: PTI) is a leading global provider of contract manufacturing and development services to the global pharmaceutical industry. The company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Patheon’s services range from preclinical development through commercial manufacturing of a full array of solid and sterile dosage forms.

The company’s comprehensive range of fully integrated Pharmaceutical Development Services includes pre-formulation, formulation, analytical development, clinical manufacturing, scale-up and commercialization. The company’s integrated development and manufacturing network of nine manufacturing facilities and nine development centers across North America and Europe, enables customer products to be launched with confidence anywhere in the world. For more information visit www.Patheon.com.

Use of Non-GAAP Financial Measures

References in this press release to “Adjusted EBITDA” are to income (loss) before discontinued operations before repositioning expenses, interest expense, foreign exchange losses reclassified from other comprehensive income (loss), refinancing expenses, acquisition related costs, gains and losses on sale of capital assets, gain on extinguishment of debt, income taxes, asset impairment charges, depreciation and amortization and other income and expenses. Since Adjusted EBITDA is a non-GAAP measure that does not have a standardized meaning, it may not be comparable to similar measures presented by other issuers. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to income (loss) before discontinued operations determined in accordance with GAAP as indicators of performance. Adjusted EBITDA is used by management as an internal measure of profitability. The company has included these measures because it believes that this information is used by certain investors to assess its financial performance, before non-cash charges and certain costs that the company does not believe are reflective of its underlying business. An Adjusted EBITDA reconciliation of these amounts to the closest U.S. GAAP measure is included with the financial statements in this press release.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements which reflect our expectations regarding our future growth, results of operations, performance (both operational and financial) and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. Wherever possible, words such as “plans”, “expects” or “does not expect”, “forecasts”, “anticipates” or “does not anticipate”, “believes”, “intends” and similar expressions or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved have been used to identify these forward-looking statements. Although the forward-looking statements contained in this press release reflect our current assumptions based upon information currently available to us and based upon what we believe to be reasonable assumptions, we cannot be certain that actual results will be consistent with these forward-looking statements. Our current material assumptions include assumptions related to customer volumes, regulatory compliance, foreign exchange rates, employee severance costs associated with termination, and projected integration savings related to our acquisition of Banner. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, risks related to international operations and foreign currency fluctuations; customer demand for our services; regulatory matters affecting manufacturing and pharmaceutical development services; impacts of acquisitions, divestitures and restructurings, including our ability to achieve our intended objectives with respect to such transactions and integrate businesses that we may acquire; implementation of our new corporate strategy; our ability to effectively transfer business between facilities; the global economic environment; our exposure to complex production issues; our substantial financial leverage; interest rate risks; potential environmental, health and safety liabilities; credit and customer concentration; competition; rapid technological change; product liability claims; intellectual property; the existence of a significant shareholder; supply arrangements; pension plans; derivative financial instruments; and our dependence upon key management, scientific and technical personnel. For additional information regarding risks and uncertainties that could affect our business, please see Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2011 and our subsequent filings with the U.S. Securities and Exchange Commission and with the Canadian Securities Administrators. Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors and risks that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this press release and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

SOURCE Patheon Inc

Contact:

Jennifer Almond

Senior Communications Specialist

919 226 3200

investorrelations@patheon.com (investor inquiries)

media@patheon.com (media inquiries)

Patheon Inc.

CONSOLIDATED BALANCE SHEETS

	As of October 31,
(in millions of U.S. dollars )	2012	2011
	$	$
Assets
Current
Cash and cash equivalents	39.4	33.4
Accounts receivable, net	161.7	158.0
Inventories	82.3	81.8
Income taxes receivable	0.4	3.1
Prepaid expenses and other	11.9	10.7
Deferred tax assets—short term	4.3	8.1

Total current assets	300.0	295.1

Capital assets	416.4	474.2
Deferred financing costs	4.9	6.2
Deferred tax assets	—	39.1
Goodwill	3.5	3.5
Investments	6.3	5.3
Long-term assets held for sale	—	0.2
Other long-term assets	11.8	1.0

Total assets	742.9	824.6

Liabilities and shareholders’ equity
Current
Short-term borrowings	2.4	6.1
Accounts payable and accrued liabilities	186.2	181.5
Income taxes payable	5.7	—
Deferred revenues—short term	13.9	8.8
Current portion of long-term debt	—	1.1

Total current liabilities	208.2	197.5

Long-term debt	310.7	280.1
Deferred revenues	28.9	27.7
Deferred tax liabilities	23.0	27.9
Other long-term liabilities	47.8	53.7

Total liabilities	618.6	586.9

Shareholders’ equity
Restricted voting shares	572.5	571.9
Contributed surplus	16.5	13.5
Accumulated deficit	(478.6)	(371.9)
Accumulated other comprehensive income	13.9	24.2

Total shareholders’ equity	124.3	237.7

Total liabilities and shareholders’ equity	742.9	824.6

Patheon Inc.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended October 31,		Year ended October 31,
	2012	2011	2012	2011
(in millions of U.S. dollars, except loss per share)	$	$	$	$
Revenues	210.0	181.6	749.1	700.0
Cost of goods sold	154.6	148.1	589.8	568.2

Gross profit	55.4	33.5	159.3	131.8
Selling, general and administrative expenses	29.5	35.9	128.6	120.2
Repositioning expenses	(0.8)	3.6	6.1	7.0
Acquisition-related costs	3.2	—	3.2	—
Impairment charge	—	—	57.9	—
Loss on sale of fixed assets	0.4	0.1	0.4	0.2

Operating income (loss)	23.1	(6.0)	(36.9)	4.4
Interest expense, net	6.7	6.6	26.5	25.6
Foreign exchange (gain) loss	(0.1)	(4.8)	0.5	(1.6)
Other (income) expense, net	(0.3)	0.9	(0.9)	(4.9)

Income (loss) from continuing operations before income taxes	16.8	(8.8)	(63.0)	(14.7)
Provision for income taxes	39.8	1.0	43.4	1.1

Loss before discontinued operations	(23.0)	(9.8)	(106.4)	(15.8)
Loss from discontinued operations	(0.1)	(0.1)	(0.3)	(0.6)

Net loss for the period	(23.1)	(9.9)	(106.7)	(16.4)

Net loss attributable to restricted voting shareholders	(23.1)	(9.9)	(106.7)	(16.4)

Basic and diluted loss per share
From continuing operations	(0.178)	(0.075)	(0.824)	(0.122)
From discontinued operations	(0.001)	(0.001)	(0.002)	(0.005)

	(0.179)	(0.077)	(0.826)	(0.127)

Average number of shares outstanding (in thousands)
Basic and diluted	129,170	129,168	129,169	129,168

Patheon Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended October 31,
(in millions of U.S. dollars)	2012	2011	2010
	$	$	$
Operating activities
Loss before discontinued operations	(106.4)	(15.8)	(2.9)
Add (deduct) charges to operations not requiring a current cash payment
Depreciation and amortization	40.8	53.2	55.6
Impairment charge	57.9	—	3.6
Other non-cash interest	1.2	1.1	2.5
Change in other long-term assets and liabilities	(2.2)	(4.0)	2.2
Deferred income taxes	34.2	(0.6)	(19.7)
Amortization of deferred revenues	(13.1)	(45.0)	(37.4)
Loss on sale of capital assets	0.4	0.2	0.2
Stock-based compensation expense	3.1	3.5	2.3
Other	(0.9)	(0.1)	(0.5)

	15.0	(7.5)	5.9
Net change in non-cash working capital balances related to continuing operations	(6.8)	1.0	(2.6)
Increase in deferred revenues	25.2	30.4	47.4

Cash provided by operating activities of continuing operations	33.4	23.9	50.7
Cash used in operating activities of discontinued operations	(0.4)	(1.0)	(0.7)

Cash provided by operating activities	33.0	22.9	50.0

Investing activities
Additions to capital assets	(53.4)	(47.8)	(48.7)
Proceeds on sale of capital assets	0.4	0.4	—
Proceeds on sale of business, net	1.0	—	—
Net increase in investments	—	—	(1.1)
Investment in intangibles	—	—	(0.2)

Cash used in investing activities of continuing operations	(52.0)	(47.4)	(50.0)
Cash provided by investing activities of discontinued operations	0.1	—	—

Cash used in investing activities	(51.9)	(47.4)	(50.0)

Financing activities
(Decrease) increase in short-term borrowings	(3.8)	4.2	(10.7)
Increase in debt	40.9	13.5	300.2
Increase in deferred financing costs	—	—	(7.3)
Repayment of debt	(11.1)	(15.0)	(250.6)
Proceeds on issuance of restricted voting shares	0.3	—	—

Cash provided by financing activities of continuing operations	26.3	2.7	31.6

Cash provided by financing activities	26.3	2.7	31.6

Effect of exchange rate changes on cash and cash equivalents	(1.4)	1.7	(0.4)

Net increase (decrease) in cash and cash equivalents during the period	6.0	(20.1)	31.2
Cash and cash equivalents, beginning of period	33.4	53.5	22.3

Cash and cash equivalents, end of period	39.4	33.4	53.5

Supplemental cash flow information
Interest paid	25.4	25.0	21.1

Income taxes paid (received), net	2.2	(1.3)	9.1

ADJUSTED EBITDA BRIDGE

	Three months ended October 31,		Years ended October 31,
	2012	2011	2012	2011
	$	$	$	$
Net loss for the period	(23.1)	(9.9)	(106.7)	(16.4)
Loss from discontinued operations	(0.1)	(0.1)	(0.3)	(0.6)

Loss before discontinued operations	(23.0)	(9.8)	(106.4)	(15.8)
Add (deduct):
Provision for income taxes	39.8	1.0	43.4	1.1
Loss on sale of capital assets	0.4	0.1	0.4	0.2
Acquisition-related costs	3.2	—	3.2	—
Interest expense, net	6.7	6.6	26.5	25.6
Repositioning expenses	(0.8)	3.5	6.1	7.0
Depreciation and amortization	10.1	12.2	40.8	53.2
Asset impairment charge	—	—	57.9	—
Other	(0.5)	0.9	(0.8)	(4.9)

Adjusted EBITDA	35.9	14.5	71.1	66.4

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